Exhibit 99.35

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is made and entered into as of February 6, 2013 (the “Effective Date”) by and between Central European Distribution Corporation (“CEDC”) and Roust Trading Ltd. (“RTL”).

WHEREAS, CEDC and RTL entered into that certain Amended and Restated Securities Purchase Agreement, dated July 9, 2012 (the “Securities Purchase Agreement”), by and between CEDC and RTL, which was terminated as of January 21, 2013;

WHEREAS, Section 8.13 of the Securities Purchase Agreement provided RTL with the right to put all of the Initial Shares (as defined in the Securities Purchase Agreement) to CEDC (the “Put Right”);

WHEREAS, on January 29, 2013, RTL delivered notice to CEDC that RTL was electing to exercise the Put Right (such notice, the “Put Notice”);

WHEREAS, CEDC believes that the Put Right cannot be, and was not, validly exercised by RTL, and RTL believes that the Put Right can be, and was, validly exercised by RTL; and

WHEREAS, subject to the terms specified herein, CEDC and RTL wish to defer any dispute they may have arising out of or relating to the Put Right and/or the Put Notice for the period between the Effective Date and April 30, 2013.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, CEDC and RTL hereby agree as set forth below:

AGREEMENT

1. Definitions. Terms used in this Agreement but not otherwise defined herein will have the meaning ascribed to them in the Securities Purchase Agreement.

2. Forbearance. (a) Subject to the terms and conditions of this Agreement, each of RTL and CEDC agree to forbear from taking any action or commencing any proceeding to enforce its rights or remedies arising out of or relating to the Put Right and the Put Notice for a period commencing on the Effective Date and terminating on April 30, 2013 (such period, the “Forbearance Period”); provided, that the Forbearance Period shall automatically terminate in the event that any voluntary or involuntary case or other proceeding with respect to CEDC or any of its subsidiaries is commenced seeking liquidation, reorganization or other relief with respect to CEDC or such subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of CEDC or such subsidiary, as the case may be, or any substantial part of its property, or CEDC or any of its subsidiaries makes a general assignment for the benefit of creditors, or admits in writing its inability generally to pay its debts as they become due.

(b) Each of CEDC and RTL expressly stipulate, covenant, and agree that the running of any statute of limitations, laches period, or any similar or other period of time (whether statutory, equitable, contractual, or otherwise) that in any way relates to any cause of action, claim, demand, argument or position, known or unknown, which could be asserted by CEDC or RTL or their affiliates related to or involving in any way the Put Right or the Put Notice, shall be suspended and shall not run during the Forbearance Period, and that after the end of the Forbearance Period, each party shall have such unexpired time, if any, as is available as of the date hereof under any applicable statutes of limitation or other limitations period to bring any claims, demands, actions, or causes of action against the other party related to or involving in any way the Put Right or the Put Notice. Each of CEDC and RTL further agree that the passage of time during the Forbearance Period shall be excluded from the calculation of any time-related claims, objections, arguments, positions or defenses related to the Put Right and/or Put Notice.

3. Enforcement. This Agreement, together with the binding term sheet entered into between CEDC and RTL dated December 28, 2012 and the Securities Purchase Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. RTL and CEDC agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that they each will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

4. Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, void, illegal or unenforceable, that is not itself invalid, illegal, void or otherwise unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, void or otherwise unenforceable), that is not itself invalid, illegal, void or otherwise unenforceable) shall be construed so as to give effect to the intent manifested thereby.

5. Modification and Waiver. No supplement, modification, termination, waiver or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by and receipted for by the party to whom said notice or other communication shall have been directed or if (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed or (c) on the first business day following the date on which it is mailed if delivered by a nationally recognized next-day courier service:

(i)	If to CEDC, to:

Central European Distribution Corporation

Bobrowiecka 6

00-728 Warsaw

Poland

Attention: Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank St., Canary Wharf

London E14 5DS, UK

Attention: Scott Simpson, Esq.

Facsimile: +44 20 7519 7070

(ii)	If to RTL, to:

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention: Wendell M. Hollis

with a copy to:

White & Case LLP

Southeast Financial Center, Suite 4900

200 South Biscayne Boulevard

Miami, FL 33131

USA

Attention: Thomas E. Lauria

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

8. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9. Governing Law; Jurisdiction and Venue. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without application of the conflict of laws principles thereof, and any disputes pursuant to this Agreement shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York County, and no party shall contest such choice of forum as inappropriate or inconvenient. The parties hereby agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 6, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS RESPECTIVE AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By: /s/ Grant Winterton

Name: Grant Winterton

Title:   Chief Executive Officer

ROUST TRADING LTD.

By: /s/ Nelia Nuriakhmetova

Name: Nelia Nuriakhmetova

Title:   Director